Exhibit 23


                           CONSENT OF INDEPENDENT AUDITORS


          We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18243) pertaining to the 1982 Incentive Stock Option Plan and in the Registration Statement (Form S-8 No. 33-44270) pertaining to the 1991 Key Employee Stock Option Plan, the 1988 Non-Employee Director Stock Option Plan and certain Non-Qualified Stock Option Contracts, and in the related Prospectuses of Warner Insurance Services, Inc., of our report dated April 4, 1996, with respect to the consolidated financial statements and schedule of Warner Insurance Services, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1995.



                                             /s/ Ernst & Young LLP

                                            Ernst & Young LLP


          Hackensack, New Jersey
          April 9, 1996